Exhibit 10.6

Administrative Services Agreement

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2013 (the “Effective Date”), by and among Insight Equity Management Company LLC, a Delaware limited liability company (“Service Provider”), Emerge Energy Services LP, a Delaware limited partnership (together with its subsidiaries, the “Partnership”), and Emerge Energy Services GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner,” and together with the Partnership, the “Company”). Service Provider, the Partnership and the General Partner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to retain Service Provider to provide certain general and administrative services to the Company, and Service Provider is willing to provide such general and administrative services to the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Retention of Service Provider; Services. The Company hereby retains Service Provider, and Service Provider hereby agrees, to provide to the Company (i) certain Employees (as defined below) who will perform executive officer functions for the benefit of the General Partner and (ii) certain general and administrative support services that the Company determines are reasonable and necessary to operate its business (the “Services”), which include, without limitation, the services described on Schedule A hereto.  The Parties agree that the Services shall be provided by the employees of Service Provider listed on Schedule B hereto or their replacements (the “Employees”), or third party providers hired by Service Provider.  The Parties further agree that the Company may amend or modify Schedule A and Schedule B with 10 days’ notice to Service Provider, provided, however, that Service Provider shall not be required to provide any type, level or amount of Services that would impose an undue burden on Service Provider.

2. Relationship of the Parties. At no time shall the Employees, any independent contractors engaged by Service Provider and/or the employees of any such independent contractors be considered employees of the Company. Service Provider shall be responsible for complying with all federal, state and local labor and tax laws and regulations with respect to Employees. This Agreement is not one of agency between Service Provider and the Company, but one in which Service Provider is engaged to provide general oversight and administration support services as an independent contractor. All employment arrangements are therefore solely Service Provider’s concern, and the Company shall not have any liability with respect thereto except as otherwise expressly set forth herein.

3. Duties of Service Provider.

3.1 Service Provider will perform, or cause to be performed, the Services hereunder with not less than the degree of care, skill and diligence with which it performs or would perform similar services for itself consistent with past practices (including, without limitation, with respect to the type, quantity, quality and timeliness of such services). If Service Provider is required to engage third parties to perform one or more of the Services required hereunder, Service Provider shall use all commercially reasonable efforts to cause such third parties to deliver such Services in a competent and timely fashion.

3.2 Service Provider shall maintain books, records, documents and other written evidence, consistent with its normal accounting procedures and practices, sufficient to accurately, completely and properly reflect the performance of the Services hereunder and the amounts due in accordance with any provision of this Agreement.

4. Term.

4.1 Unless terminated earlier pursuant to Section 4.2, this Agreement will commence as of the Effective Date and shall continue in full force and effect until such time as the Service Provider, together with its affiliated investment funds and controlling equity owners, own directly or indirectly less than 51% of the equity interests of General Partner.

4.2 Notwithstanding Section 4.1, this Agreement will terminate upon (i) the mutual agreement of the General Partner and the Service Provider, (ii) the final distribution or liquidation of the Partnership or its subsidiaries, or (iii) the sale of control of the Partnership, whether by sale, merger, reorganization, consolidation or otherwise, to a third party.

5. Compensation.

5.1 Reimbursement of Expenses. As consideration for the performance of the Services, the Company shall reimburse Service Provider for the following expenses incurred by Service Provider (collectively, the “Expenses”):

5.1.1 An amount per month (prorated for any partial month) equal to one-twelfth (1/12) of the amount set forth opposite each Employee’s name on Schedule B (which amount will be subject to adjustment on an annual basis by the Board of Directors of the General Partner).

5.1.2 An amount equal to the product of (i) $290 and (ii) the number of hours of legal services provided by the Service Provider’s General Counsel or other member of its in-house legal department.

5.1.3 An amount equal to the actual travel and expenses incurred by Service Provider’s employees, including without limitation the Employees, and any other costs and expenses incurred by Service Provider in providing the Services.

5.2 Payment. Service Provider will deliver a monthly invoice (the “Invoice”) to the Company as soon as practicable following the end of each month for the Expenses payable to Service Provider under Section 5.1 hereof for the month or the period last ended or, in the case of expiration or termination, all unbilled Expenses. The Company shall pay the Invoice within ten days of receipt of such Invoice; provided, however, that if there is a dispute between the Parties regarding any Invoice, they shall cooperate amicably to promptly determine the correct amount of Expenses payable to Service Provider. Interest at the rate of 12% per annum, compounded monthly, will accrue and will be payable with respect to any amounts due and not paid by the Company until such amounts, and any interest thereon, have been paid.

5.3 Form of Payment. Each cash payment made pursuant to this Agreement will be paid by wire transfer of immediately available federal funds to such account as Service Provider may specify to the Company in writing prior to such payment.

6. Non-Disclosure of Confidential Information. Service Provider shall maintain the confidentiality of all Confidential Information (as defined below); provided, however, that Service Provider may disclose such Confidential Information (i) to its affiliates to the extent deemed by Service Provider to be reasonably necessary or desirable to enable it to perform the Services; (ii) in any judicial or alternative dispute resolution proceeding to resolve disputes between Service Provider and the General Partner or the Partnership arising hereunder; (iii) to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws); provided, however, that, to the fullest extent permitted by law, prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, Service Provider shall, if requested by the General Partner, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (iv) if authorized by the General Partner; and (v) to the extent such Confidential Information becomes publicly available other than through a breach by Service Provider of its obligations arising under this Section 6. Service Provider acknowledges and agrees that (i) the Confidential Information is being furnished to it for the sole and exclusive purpose of enabling it to perform the Services and (ii) the Confidential Information may not be used by it for any other purpose.  As used in this Agreement, the term “Confidential Information” means all information (i) furnished to Service Provider or its representatives by or on behalf of the General Partner or (ii) prepared by or at the direction of the General Partner (in each case irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Service Provider or its representatives containing or based in whole or in part on any such furnished information.

7. Exculpation and Indemnification.

7.1 Indemnity. To the fullest extent permitted by law, the Company shall indemnify and hold harmless Service Provider and its representatives against all actions, proceedings, claims, demands or liabilities which may be brought against them due to this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same, provided, however, that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the bad faith, fraud, gross negligence or willful misconduct of Service Provider or its representatives.

7.2 NO CONSEQUENTIAL DAMAGES.  TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER SERVICE PROVIDER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE COMPANY, OR FOR PUNITIVE DAMAGES, WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF INFORMED OF THE POSSIBILITY THEREOF IN ADVANCE. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, FRAUD, MISREPRESENTATION AND OTHER TORTS.

7.3 Rights of Indemnification; Survival. The rights of indemnification provided in this Section 7 shall be in addition to any rights to which a party entitled to indemnification under Section 7.1 may otherwise be entitled by contract or as a matter of law, and shall extend to each of such party’s heirs, successors and assigns. The provisions of this Section 7 shall survive the termination of this Agreement.

8. Assignment. No Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Parties.

9. Choice of Law. Except as set forth below, this Agreement shall be construed and interpreted, and the rights of the Parties shall be governed by, the internal laws of the State of Delaware, without giving effect to conflicts of laws rules and principles that require the application of the laws of any other jurisdiction.

10. Entire Agreement; Amendments and Waivers. This Agreement, together with all Schedules hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no other warranties, representations or other agreements between the parties in connection with the subject matter hereof. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly agreed to in writing by the affected Party.

11. References; Headings; Interpretation. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection” and words of similar import refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

12. Notices. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any Party hereto to another Party hereto shall be in writing and will be deemed given: (a) when received, if delivered personally or by courier; or (b) on the date receipt is acknowledged, if delivered by certified mail, postage prepaid, return receipt requested; or (c) one day after transmission, if sent by facsimile or electronic mail transmission with confirmation of transmission, as follows:

If to the General Partner or the Partnership:

c/o Emerge Energy Services GP LLC

1400 Civic Place, Suite 250
Southlake, Texas 76092
Attn: Vice President
Fax: (817) 488-7739

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX  77002

Attn: Ryan J. Maierson

Fax: (713) 546-5401

Email: ryan.maierson@lw.com

If to Service Provider:

Insight Equity Management Company LLC

1400 Civic Place, Suite 250
Southlake, Texas 76092
Attn: Warren B. Bonham
Fax: (817) 488-7739

13. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile and portable document format (.pdf) delivery, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. To the fullest extent permitted by law, the Parties agree and acknowledge that delivery of a signature by facsimile or in .pdf form shall constitute execution by such signatory.

14. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument, and such invalid, illegal or unenforceable provision shall be interpreted so as to give the maximum effect of such provision allowable by law.

15. Additional Documents. Each of the Parties hereto agree to execute any document or documents that may be requested from time to time by the other Party to implement or complete such Party’s obligations pursuant to this Agreement and to otherwise cooperate fully with such other Party in connection with the performance of such Party’s obligations under this Agreement.

16. Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding and inure to the benefit of the Parties and their successors and permitted assigns.

17. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other persons any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided herein.

18. No Presumption Against Any Party. The Parties intend that neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

19. Specific Performance. The Parties acknowledge and agree that any Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Parties agree that any Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof as set forth in Section 20.

20. Arbitration.

20.1 Any dispute, controversy or claim arising out of, connected with, or relating to this Agreement, including without limitation any dispute as to the existence, validity, construction, interpretation, negotiation, performance, breach, termination or enforceability of this Agreement (a “Dispute”) shall be resolved by final and binding arbitration before a single independent and impartial arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. The AAA Optional Rules for Emergency Measures of Protection shall also apply. If the Parties are unable to agree on a mutually acceptable arbitrator within 15 days of the submission of the Dispute to arbitration, the arbitrator shall be appointed by the AAA. The Parties acknowledge that arbitration is intended to be a more expeditious and less expensive method of dispute resolution than court litigation. The award of the arbitrator shall be in writing and provide reasons for the award. The arbitrator must certify in the award that such award conforms to the terms and conditions set forth in this Agreement, including that such award has been rendered in accordance with the applicable governing law. The arbitrator shall have the authority to assess the costs and expenses of the arbitration proceeding (including the fees and expenses of the arbitrator and the AAA) against any or all of the Parties. The arbitrator shall also have the authority to award reasonable attorneys’ fees and expenses to the prevailing Party. The place of arbitration shall be Dallas, Texas unless another location is mutually agreed upon by the Parties to such arbitration. The award of the arbitrator shall be binding on the Parties, and the award may, but need not, be entered as judgment in a court of competent jurisdiction. This agreement to arbitrate shall not preclude the Parties from engaging in parallel voluntary, non-binding settlement efforts including mediation.

20.2 The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

20.3 Arbitration shall be the exclusive dispute resolution mechanism hereunder; provided that nothing contained in this Section 20 shall limit any party’s right to bring (i) an application to enforce this agreement to arbitrate, (ii) actions seeking to enforce an arbitration award or (iii) actions seeking injunctive or other similar relief in the event of a breach or threatened breach of any of the provisions of this Agreement (or any other agreement contemplated hereby). The specifically enumerated judicial proceedings shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate and, each party irrevocably and unconditionally (and without limitation, to the fullest extent permitted by law): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the non-exclusive jurisdiction of the courts located in Dallas County, Texas of the United States and the State of Texas, (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum, (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including, without limitation, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement), (iv) waives any right of immunity which it has or its assets may have at any time, and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including, without limitation, the making, enforcement or execution of any order or judgment against any of its property. Notwithstanding any provision of this Agreement to the contrary, this Section 20.3 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 20.3, including any rules of the AAA, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 20.3. In that case, this Section 20.3 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 20.3 shall be construed to omit such invalid or unenforceable provision. IN ENTERING INTO THE ARBITRATION PROVISION OF THIS SECTION 20, EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL, INCLUDING ANY RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT REFERENCED HEREIN OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

EMERGE ENERGY SERVICES LP

By: Emerge Energy Services GP LLC

By:	/s/ Ted W. Beneski
Name: Ted W. Beneski
Title: Chairman of the Board

EMERGE ENERGY SERVICES GP LLC

By:	/s/ Ted W. Beneski
Name: Ted W. Beneski
Title: Chairman of the Board

INSIGHT EQUITY MANAGEMENT COMPANY LLC

By:	/s/ Ted W. Beneski
Name: Ted W. Beneski
Title: Chairman of the Board

[Signature Page to Administrative Services Agreement]

SCHEDULE A

Description of Services

Acquisition Services and Evaluation
Administrative
Consulting
Corporate Finance
Financial, Planning and Analysis
Legal
Management
Risk Management
Travel

SCHEDULE B

Employees

Name	Amount Allocated to Company

Warren Bonham	$194,300